Citigroup Global Markets Holdings Inc.	February 3, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH15624 Filed Pursuant to Rule 424(b)(8) Registration Statement Nos. 333-255302 and 333-255302-03

Drawdown Securities Linked to the S&P 500® Low Volatility High Dividend Index Due February 8, 2027

▪	Contingent coupon for limited period and potential for automatic early redemption. The securities offer the potential for contingent coupon payments during the contingent coupon period specified below, but only so long as a trigger event has not occurred. A trigger event will occur if the closing value of the underlying specified below is less than the trigger value on any scheduled trading day after the pricing date. If a trigger event does not occur at any time on or prior to the final review date specified below, you will receive a contingent coupon payment on each contingent coupon payment date and the securities will be automatically redeemed at the end of the contingent coupon period. However, if a trigger event occurs at any time on or prior to the final review date, the contingent coupon payments will terminate and the securities will not be automatically redeemed prior to maturity. Regardless of whether the securities are automatically redeemed, the securities will in no event pay a coupon payment after the end of the contingent coupon period.

▪	If securities are not automatically redeemed, payment at maturity based on performance of underlying. If the securities are not automatically redeemed prior to maturity, you will receive a payment at maturity that may be greater than, equal to or less than the stated principal amount of your securities, depending on the performance of the underlying from the initial underlying value to the final underlying value. If the underlying has appreciated, or if it has depreciated by less than the buffer percentage specified below, you will receive a positive return at maturity based on the performance of the underlying plus the buffer percentage at the participation rate specified below. However, if the underlying has depreciated by more than the buffer percentage, you will incur a loss at maturity equal to the depreciation of the underlying in excess of the buffer percentage, multiplied by the participation rate. If the securities are not automatically redeemed prior to maturity and the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. Accordingly, the lower the final underlying value, the less benefit you will receive from the buffer. There is no minimum payment at maturity.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying:	S&P 500® Low Volatility High Dividend Index
Stated principal amount:	$1,000 per security
Pricing date:	February 3, 2023
Issue date:	February 8, 2023
Review dates:	March 3, 2023, April 3, 2023, May 3, 2023, June 5, 2023, July 3, 2023, August 3, 2023, September 5, 2023, October 3, 2023, November 3, 2023, December 4, 2023, January 3, 2024 and February 5, 2024 (the “final review date”)
Valuation date:	February 3, 2027
Maturity date:	Unless earlier redeemed, February 8, 2027
Contingent coupon period:	The period from the issue date to and including the contingent coupon payment date following the final review date
Contingent coupon:	The securities will pay a contingent coupon payment on each contingent coupon payment date occurring during the contingent coupon period if, and only if, a trigger event has not occurred on or prior to the immediately preceding review date. If a trigger event occurs at any time on or prior to any review date, no contingent coupon will be paid on any subsequent contingent coupon payment date. The amount of each contingent coupon payment, if any, will be 1.225% of the stated principal amount of the securities (equivalent to an annualized rate of approximately 14.70% per annum). There is no guarantee that you will receive any contingent coupon payment. In no event will any contingent coupon payment be paid after the contingent coupon period.
Trigger event:	A trigger event will occur if, on any scheduled trading day from but excluding the pricing date to and including the final review date, the closing value of the underlying is less than the trigger value
Automatic early redemption:	If a trigger event does not occur at any time on or prior to the final review date, the securities will be automatically redeemed for the early redemption payment on the final contingent coupon payment date. No further payments will be made on the securities once they have been redeemed, and investors will not participate in any appreciation of the underlying.
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity for each security you then hold:

$1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

If the securities are not automatically redeemed prior to maturity and the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose some, and up to all, of your investment.

Initial underlying value:	7,566.03, the closing value of the underlying on the pricing date
Trigger value:	6,809.427, 90% of the initial underlying value
Buffer percentage:	10%
Participation rate:	The initial underlying value divided by the trigger value, which is approximately 111.11%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per security:	$1,000	—	$1,000
Total:	$35,534,000.00	—	$35,534,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $997.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021      Underlying Supplement No. 10 dated May 11, 2021
Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Final underlying value:	The closing value of the underlying on the valuation date
Contingent coupon payment dates:	The fifth business day after each review date
Early redemption payment:	If the securities are automatically redeemed, the early redemption payment per security will be an amount equal to (i) the stated principal amount per security plus (ii) the contingent coupon with respect to the final contingent coupon payment date
Underlying return:	The percentage change from the initial underlying value to the final underlying value, calculated as (i) the final underlying value minus the initial underlying value, divided by (ii) the initial underlying value
CUSIP / ISIN:	17331CKH9 / US17331CKH96

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of the underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to the underlying. The accompanying underlying supplement contains information about the underlying that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the final review date. If the scheduled final review date is not a scheduled trading day or if a market disruption event occurs or is continuing on that date, the final review date will be subject to postponement as if it were the valuation date as described in the accompanying product supplement in the section “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date.”

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine whether a contingent coupon will be paid with respect to a review date, whether the securities will be automatically redeemed at the end of the contingent coupon period and, if the securities are not automatically redeemed, how to calculate the payment at maturity on the securities. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payments on the securities will be. You should understand that the term of the securities may be limited because the securities will be automatically redeemed at the end of the contingent coupon period if a trigger event does not occur. In no event will any contingent coupon payment be paid after the contingent coupon period. For ease of analysis, figures in the examples below may have been rounded.

The examples below are based on the following hypothetical values in order to illustrate how the securities work and do not reflect the actual initial underlying value and trigger value. For the actual initial underlying value and trigger value, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value and trigger value and not the hypothetical values indicated below.

Hypothetical initial underlying value:	100
Hypothetical trigger value:	90, which is 90% of the hypothetical initial underlying value

Example 1: A trigger event HAS NOT occurred on any scheduled trading day on or prior to the final review date.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First through eleventh review dates	No	N/A	$134.75 (11 contingent coupon payments × $12.25 per payment = $134.75)
Final review date	No	N/A	$1,012.25 (early redemption payment)
Total payments over the term of the securities:		$1,147.00 (contingent coupon payments prior to final review date + early redemption payment)

Because a trigger event has not occurred on any scheduled trading day on or prior to the final review date, you would receive the contingent coupon on each contingent coupon payment date and the securities would be automatically redeemed at the end of the contingent coupon period. Your return would be limited to the contingent coupon payments and you would not participate in any performance of the underlying. No further payments will be made on the securities once they have been redeemed.

Example 2: A trigger event HAS occurred for the first time between the third review date and the fourth review date, and the final underlying value is greater than the trigger value.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First through third review dates	No	N/A	$36.75 (3 contingent coupon payments × $12.25 per payment = $36.75)
Fourth review date	Yes	N/A	$0
Fifth through twelfth review dates	Yes	N/A	$0
Valuation date	N/A	120 (underlying return = (120 – 100) / 100 = 20%)	$1,333.33 (payment at maturity)
Total payments over the term of the securities:		$1,370.08 (3 contingent coupon payments; payment at maturity is greater than stated principal amount)

Because a trigger event has not occurred on or prior to the first through third review dates, you would receive a contingent coupon payment on the first three contingent coupon payment dates. However, in this example a trigger event occurs prior to the fourth review date, and as a result you would not receive a contingent coupon on the fourth contingent coupon payment date or on any subsequent contingent coupon payment date. Additionally, the securities would not be automatically redeemed prior to maturity. You would receive a payment at maturity that depends on the performance of the underlying from the initial underlying value to the final underlying value, calculated as follows:

PS-3

Citigroup Global Markets Holdings Inc.

Payment at maturity = $1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

= 1,000 + [$1,000 × (20% + 10%) × 111.11%]

= $1,000 + [$1,000 × (30%) × 111.11%]

= $1,000 + $333.33

= $1,333.33

In this scenario, the final underlying value is greater than the initial underlying value. Therefore, the payment at maturity reflects exposure at the participation rate to the appreciation of the underlying over the term of the securities plus the buffer percentage.

Example 3: A trigger event HAS occurred on or prior to the first review date, and the final underlying value is less than the trigger value.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First review date	Yes	N/A	$0
Third through twelfth review dates	Yes	N/A	$0
Valuation date	N/A	60 (underlying return = (60 – 100) / 100 = -40%)	$666.67 (payment at maturity)
Total payments over the term of the securities:		$666.67 (no contingent coupon payments paid; payment at maturity is less than stated principal amount)

Because a trigger event has occurred on or prior to the first review date, you would not receive a contingent coupon on the first contingent coupon payment date or on any subsequent contingent coupon payment date. Additionally, the securities would not be automatically redeemed prior to maturity. You would receive a payment at maturity that depends on the performance of the underlying from the initial underlying value to the final underlying value, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

= $1,000 + [$1,000 × (-40% + 10%) × 111.11%]

= $1,000 + [$1,000 × (-30%) × 111.11%]

= $1,000 + -$333.33

= $666.67

Because the underlying has depreciated by more than the buffer percentage from the initial underlying value to the final underlying value, you would incur a loss at maturity equal to the depreciation of the underlying in excess of the buffer percentage multiplied by the participation rate.

Example 4: A trigger event HAS occurred on or prior to the first review date, and the final underlying value is less than the trigger value.

Date	Has trigger event occurred on or prior to review date?	Final underlying value	Payment per security
First review date	Yes	N/A	$0
Third through twelfth review dates	Yes	N/A	$0
Valuation date	N/A	30 (underlying return = (30 – 100) / 100 = -70%)	$333.33 (payment at maturity)
Total payments over the term of the securities:		$333.33 (no contingent coupon payments paid; payment at maturity is less than stated principal amount)
PS-4

Citigroup Global Markets Holdings Inc.

Because a trigger event has occurred on or prior to the first review date, you would not receive a contingent coupon on the first contingent coupon payment date or on any subsequent contingent coupon payment date. Additionally, the securities would not be automatically redeemed prior to maturity. You would receive a payment at maturity that depends on the performance of the underlying from the initial underlying value to the final underlying value, calculated as follows:

Payment at maturity = $1,000 + [$1,000 × (underlying return + buffer percentage) × participation rate]

= $1,000 + [$1,000 × (-70% + 10%) × 111.11%]

= $1,000 + [$1,000 × (-60%) × 111.11%]

= $1,000 + -$666.66

= $333.33

Because the underlying has depreciated by more than the buffer percentage from the initial underlying value to the final underlying value, you would incur a loss at maturity equal to the depreciation of the underlying in excess of the buffer percentage multiplied by the participation rate. A comparison of this example with the prior example demonstrates the diminishing benefit you would receive from the buffer as the final underlying value declines. In the prior example, you would have received an effective buffer of 6.67%, where the effective buffer is the percentage by which your return on the securities would exceed the underlying return. In this example, by contrast, the effective buffer is only 3.33%. The lower the final underlying value, the less benefit you would receive from the buffer feature of the securities.

PS-5

Citigroup Global Markets Holdings Inc.

Hypothetical Payment at Maturity Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical underlying returns, assuming the securities are not automatically redeemed at the end of the contingent coupon period. The diagram does not take into account any contingent coupons that may have been paid during the contingent coupon period.

Investors in the securities will not receive any dividends with respect to the underlying. The diagram below does not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not receive dividends or have any other rights with respect to the underlying” below.

Payout Diagram

■ The Securities	■ The Underlying
PS-6

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If a trigger event has occurred and the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the underlying. If the underlying depreciates by more than the buffer percentage from the initial underlying value to the final underlying value, you will lose more than 1% of the stated principal amount of the securities for every 1% by which the depreciation exceeds the buffer percentage. You should understand that any depreciation beyond the buffer percentage will result in a magnified loss to your investment, which will progressively offset any protection that the buffer percentage would offer at a rate equal to the participation rate. The lower the final underlying value of the underlying, the less benefit you will receive from the buffer. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	If a trigger event occurs on any scheduled trading day on or prior to the final review date, you will not receive any subsequent contingent coupon payments and you will be exposed to the performance of the underlying at maturity. If a trigger event occurs on any scheduled trading day on or prior to any review date, you will receive no contingent coupons on any subsequent contingent coupon payment date and the securities will not be automatically redeemed prior to maturity. Under these circumstances, you will be exposed to the performance of the underlying at maturity from the initial underlying value to the final underlying value. If the underlying has depreciated by more than the buffer percentage, you will lose some or all of your investment. For purposes of determining whether a trigger event has occurred, the closing value of the underlying will be monitored on every scheduled trading day after the pricing date and on or prior to the final review date, and therefore it is more likely that a trigger event will occur than if the closing value of the underlying were monitored less frequently.

▪	The securities do not guarantee the payment of any interest. The opportunity to receive contingent coupon payments will exist only during the contingent coupon period and it will be permanently forfeited if a trigger event occurs. The securities do not guarantee the payment of any interest. The contingent coupon payments, if any, will be potentially available only during the contingent coupon period. Moreover, if the closing value of the underlying is less than the trigger value on or prior to any review date, no contingent coupon will be paid on any subsequent contingent coupon payment date. Even if the closing value of the underlying subsequently appreciates following the occurrence of a trigger event, you will receive no further contingent coupon payments. A trigger event could occur as early as the first scheduled trading day after the pricing date, in which case you will receive no contingent coupon payments over the entire term of the securities.

▪	If a trigger event does not occur, the securities will be automatically redeemed at the end of the contingent coupon period, and the return on the securities will be limited to the contingent coupon payments that will be paid during the contingent coupon period. If a trigger event does not occur on any scheduled trading day on or prior to the final review date, the securities will be automatically redeemed at the end of the contingent coupon period and you will not participate in the performance of the underlying. Under these circumstances, the return on the securities will be limited to the contingent coupon payments, regardless of any appreciation in the value of the underlying, which may be significant. If you receive all available contingent coupon payments during the contingent coupon period because a trigger event does not occur, you will receive only the stated principal amount of your securities (plus the final contingent coupon payment) upon early redemption, and you will not benefit from the participation rate or any appreciation of the underlying. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

▪	The term of your investment is uncertain. Whether the securities will be automatically redeemed at the end of the contingent coupon period, or alternatively whether they will remain outstanding until maturity, will depend on whether a trigger event occurs on any scheduled trading day on or prior to the final review date. There is, therefore, considerable uncertainty on the pricing date about how long the securities will remain outstanding. You should not invest in the securities unless you understand that the securities may either be automatically redeemed at the end of the contingent coupon period or may remain outstanding until maturity, and you must be willing to accept either outcome. If the securities are not automatically redeemed at the end of the contingent coupon period, you will not receive any further coupon payments and your return on the securities will depend on the performance of the underlying from the initial underlying value to the final underlying value.

PS-7

Citigroup Global Markets Holdings Inc.

▪	You will not receive dividends or have any other rights with respect to the underlying. You will not receive any dividends with respect to the underlying. This lost dividend yield may be significant over the term of the securities. The payment scenarios described in this pricing supplement do not show any effect of such lost dividend yield over the term of the securities. In addition, you will not have voting rights or any other rights with respect to the underlying or the stocks included in the underlying.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the closing value of the underlying, the dividend yield on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing value of the underlying, the volatility of the closing value of the underlying, the dividend yield on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing value of the underlying may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The S&P 500® Low Volatility High Dividend Index is subject to concentration risk. The S&P 500® Low Volatility High Dividend Index is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits. Because volatility and dividend yield vary by industry and sector, the S&P 500® Low Volatility High Dividend Index may be concentrated to a significant degree in securities of issuers located in a single industry or sector or a small number of industries or sectors. By concentrating its investments in an industry or sector, the S&P 500® Low Volatility High Dividend Index may face more risks than if it were diversified broadly over numerous industries or sectors. Accordingly, the S&P 500® Low Volatility High Dividend Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its constituents and the relevant industries and sectors than a more broadly diversified stock index.

▪	There is no assurance that strategies employed by the S&P 500® Low Volatility High Dividend Index will be successful. The S&P 500® Low Volatility High Dividend Index is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits. There is, however, no assurance that the S&P 500® Low Volatility High Dividend Index will exhibit low volatility or provide higher risk-weighted returns than the S&P 500® Index or any other index or strategy. Although the S&P 500® Low Volatility High Dividend Index measures the performance of high dividend-yielding companies, the S&P 500® Low Volatility High Dividend Index is a price return index and, therefore, the return on the S&P 500® Low Volatility High Dividend Index will not include any dividends paid on the securities that make up the S&P 500® Low Volatility High Dividend Index. In addition, the S&P 500® Low Volatility High Dividend Index is constructed pursuant to a weighting methodology in which the weights of components reflect their dividend yields. It is possible that the stock selection and weighting methodology of the S&P 500® Low Volatility High Dividend Index will adversely affect its return (for example, by providing exposure to stocks that do not perform as well as other stocks with higher volatility or with lower dividend yields) and, consequently, the closing value of the S&P 500® Low Volatility High Dividend Index and the value of the securities. The S&P 500® Low Volatility High Dividend Index may also underperform the S&P 500® Index as a whole.

▪	Despite the name of the S&P 500® Low Volatility High Dividend Index, the S&P 500® Low Volatility High Dividend Index is a price return index, which means that the returns on the S&P 500® Low Volatility High Dividend Index will not include any dividends paid on the securities that make up the S&P 500® Low Volatility High Dividend Index.

▪	Our offering of the securities is not a recommendation of the underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying or in instruments related to the underlying, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying. These and other activities of our affiliates may affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities.

▪	The closing value of the underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlying or in financial instruments related to the underlying and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlying or in financial instruments related to the underlying on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing value of the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

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Citigroup Global Markets Holdings Inc.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risks Relating to the Securities—Risks Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlying may affect the value of your securities. The sponsor of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with such underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Low Volatility High Dividend Index

The S&P 500® Low Volatility High Dividend Index is a modified dividend yield-weighted index that is designed to measure the performance of the 50 least-volatile among the 75 highest dividend-yielding companies in the S&P 500® Index, subject to sector and individual constituent concentration limits.

Please refer to the section “Equity Index Descriptions—The S&P 500® Low Volatility High Dividend Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Low Volatility High Dividend Index from publicly available information and have not independently verified any information regarding the S&P 500® Low Volatility High Dividend Index. This pricing supplement relates only to the securities and not to the S&P 500® Low Volatility High Dividend Index. We make no representation as to the performance of the S&P 500® Low Volatility High Dividend Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Low Volatility High Dividend Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Low Volatility High Dividend Index on February 3, 2023 was 7,566.03.

The graph below shows the closing value of the S&P 500® Low Volatility High Dividend Index for each day such value was available from January 2, 2013 to February 3, 2023. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Low Volatility High Dividend Index – Historical Closing Values January 2, 2013 to February 3, 2023

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that, subject to the next paragraph, the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

It is furthermore possible that for purposes of applying Section 871(m) the securities could be treated as having a new calculation time if a trigger event occurs. While we do not currently intend to treat the securities in the manner described in the preceding sentence (i.e., as having a new calculation time as of the occurrence of a trigger event), we will make our determination based on information available as of such date and therefore you should make your determination to acquire a security under the assumption that the securities could become subject to withholding under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

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Citigroup Global Markets Holdings Inc.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will not receive any underwriting fee for any securities sold in this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

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Citigroup Global Markets Holdings Inc.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2023 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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